EXHIBIT 99.1

WORLD AIRWAYS ANNOUNCES PRELIMINARY
OPERATING RESULTS FOR SECOND QUARTER

Company Expects Sixth Consecutive Quarter of Profitability;
Lowers Guidance for Operating Income

     Peachtree City, GA — July 27, 2004 — World Airways, Inc. (NASDAQ: WLDA) today announced that it expects to meet its previously stated guidance for both total revenues and military revenues for the second quarter of 2004. The Company had estimated $110 to $120 million in total revenues for the quarter ended June 30, 2004, and $80 to $90 million in military revenues. Based on preliminary, unaudited results, World expects that operating income should be between $3.3 million and $3.5 million. The preliminary results for the quarter are subject to the Company’s management and independent auditors’ customary quarterly review procedures. The Company also reiterated today that it should report net profitability for the sixth consecutive quarter.

     The two major components affecting operating income were one-time personnel costs and higher-than-anticipated medical claims for the quarter.

     Randy Martinez, president and chief executive officer stated, “We are pleased to report strong revenues and continued success in our strategy to diversify our business, as evidenced by two new commercial cargo clients, EVA Airways and China Airlines. We are, however, disappointed to have to revise our operating income guidance for the quarter.”

     The personnel costs, totaling approximately $900,000, were primarily associated with contractual obligations arising from the retirement of the Company’s former chairman/CEO. The Company also experienced unusually high medical costs in the 2004 second quarter due to several catastrophic claims, and as a result had to increase its medical claims accrual by nearly $900,000.

     Gil Duarte, chief financial officer, commented, “Over the course of the quarter, we reviewed an upward trend in employee medical claims and therefore took appropriate action to limit our future exposure. We will continue to monitor these expenses closely, and will adjust our accrual for the third quarter if warranted.”

     World Airways plans to issue its financial results for the second quarter after the market close on August 4, 2004, with its conference call scheduled for 4 p.m. EDT on August 5.

     Utilizing a well-maintained fleet of international range, widebody aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 56 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldairways.com.

     [“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the Company in this release.]

# # #